Agreement No.: 8898
Amount: $249,789
Type: **Cost-Sharing**

Agreement

Agreement dated this 22nd day of June, 2005 by and between the **NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY** ("NYSERDA"), a New York public benefit corporation having its principal office and place of business at 17 Columbia Circle, Albany, New York 12203-6399, and **XIOM CORPORATION** having its principal office and place of business at 68A Lamar Street, West Babylon, New York 11704 (the "Contractor").

In consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

Article I

Definitions

Section 1.01. Definitions. Unless the context otherwise requires, the terms defined below shall have, for all purposes of this Agreement, the respective meanings set forth below, the following definitions to be equally applicable to both the singular and plural forms of any of the terms defined.

(a) General Definitions:

Agreement: This Agreement and Exhibits A, B, C, and D hereto, all of which are made a part hereof as though herein set forth in full.

Budget: The Budget set forth in Exhibit A hereto.

Contract Administrator: NYSERDA's Director of Contract Management, Cheryl L. Earley, or such other person who may be designated, in writing, by NYSERDA.

Effective Date: The effective date of this Agreement shall be the date in the first paragraph of page one, above.

Final Report: The Final Report required by the Statement of Work hereof.

Person: An individual, a corporation, an association or partnership, an organization, a business or a government or political subdivision thereof, or any governmental agency or instrumentality.

Progress Reports: The Progress Reports required by the Statement of Work hereof.

Statement of Work: The Statement of Work attached hereto as Exhibit A.

Subcontract: An agreement for the performance of Work by a Subcontractor, including any purchase order for the procurement of permanent equipment or expendable supplies in connection with the Work.

Subcontractor: A person who performs Work directly or indirectly for or on behalf of the Contractor (and whether or not in privity of contract with the Contractor) but not including any employees of the Contractor or the Subcontractors.

Work: The Work described in the Exhibit A (including the procurement of equipment and supplies in connection therewith) and the performance of all other requirements imposed upon the Contractor under this Agreement.

(b) Data Rights and Patents Definitions:

Contract Data: Technical Data first produced in the performance of the contract, Technical Data which are specified to be delivered under the contract, or Technical Data actually delivered in connection with the contract.

Practical Application: To manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system, and under conditions which indicate that the benefits of the invention are available to the public on reasonable terms.

Proprietary Data: Technical Data which embody trade secrets developed at private expense, such as design procedures or techniques, chemical composition of materials, or manufacturing methods, processes, or treatments, including minor modifications thereof, provided that such data:

(i) are not generally known or available from other sources without obligation concerning their confidentiality;

(ii) have not been made available by the owner to others without obligation concerning its confidentiality; and

(iii) are not already available to NYSERDA without obligation concerning their confidentiality.

Subject Invention: Any invention or discovery of the Contractor conceived or first actually reduced to practice in the course of or under this Agreement, and includes any art, method, process, machine, manufacture, design, or composition of matter, or any new and useful improvement thereof, or any variety of plants, whether patented or unpatented, under the Patent Laws of the United States of America or any foreign country.

Technical Data: Recorded information regardless of form or characteristic, of a scientific or technical nature. It may, for example, document research, experimental or developmental, or demonstration, or engineering work, or be usable or used to define a design or process, or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, text in specifications or related performance or design type documents or computer software (including computer software programs, computer software data bases, and computer software documentation). Examples of Technical Data include research and engineering data, engineering drawings and associated lists, specifications, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical Data as used herein does not include financial reports, cost analyses, and other information incidental to contract administration.

Unlimited Rights: Rights to use, duplicate, or disclose Technical Data, in whole or in part, in any manner and for any purpose whatsoever, and to permit others to do so.

Article II

Performance of Work

Section 2.01. Manner of Performance. Subject to the provisions of Article XII hereof, the Contractor shall perform all of the Work described in the Statement of Work, or cause such Work to be performed in an efficient and expeditious manner and in accordance with all of the terms and provisions of this Agreement. The Contractor shall perform the Work in accordance with the current professional standards and with the diligence and skill expected for the performance of work of the type described in the Statement of Work. The Contractor shall furnish such personnel and shall procure such materials, machinery, supplies, tools, equipment and other items as may reasonably be necessary or appropriate to perform the Work in accordance with this Agreement.

Section 2.02. Project Personnel. It is understood and agreed that Mr. Andrew B. Mazzone shall serve as Project Director and as such shall have the responsibility of the overall supervision and conduct of the Work on behalf of the Contractor and that the persons described in the Statement of Work shall serve in the capacities described therein. Any change of Project Director by the Contractor shall be subject to the prior written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested change in Project Director shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

Article III

Deliverables

Section 3.01. Deliverables. All deliverables shall be provided in accordance with the Exhibit A, Statement of Work.

Article IV

Compensation

Section 4.01. Cost-Sharing. It is understood and agreed that NYSERDA and the Contractor are sharing the costs for the Work to be performed. In consideration for this Agreement and as full compensation for NYSERDA's share of the costs for the performance of all Work, and in respect of all other direct and indirect costs, charges or expenses incurred in connection therewith, NYSERDA shall pay to the Contractor a maximum amount of $249,789 for the cost elements identified in the Budget to be funded with NYSERDA funds, subject to the provisions and restrictions contained herein. Such amount shall be paid only to the extent that costs are incurred by the Contractor in performance of the Work in accordance with the provisions of this Agreement, the Budget and the following:

(a) Staff Charges: The Contractor shall be compensated for the services performed by its employees under the terms of this Agreement at the employee's actual wage rate.

(b) Direct Charges: The Contractor shall be reimbursed for reasonable and necessary actual direct costs incurred (e.g., equipment, supplies, travel and other costs directly associated with the performance of the Agreement) to the extent required in the performance of the Work in accordance with the provisions of the Budget. Travel, lodging, meals and incidental expenses shall be reimbursed for reasonable and necessary costs incurred. Costs should generally not exceed the daily per diem rates published in the Federal Travel Regulations. Reimbursement for the use of personal vehicles shall be limited to the Internal Revenue Service business standard mileage rate.

(c) Indirect Costs: The Contractor shall be reimbursed for fringe benefits, overhead, general and administrative (G&A), and other indirect costs included in the Budget at such rates as the Contractor may periodically calculate, consistent with appropriate federal guidelines or generally accepted accounting principles.

Section 4.02. Title to Equipment. Title shall vest in the Contractor to all equipment purchased hereunder.

Section 4.03. Progress Payments. The Contractor may submit invoices for progress payment no more than once each month or no less than once each calendar quarter for Work performed during such period. Invoices shall be addressed to NYSERDA, "Attention: Accounts Payable." Such invoices shall make reference to the Agreement number shown on the upper right hand corner of page one of the Agreement. Invoices shall set forth total

project costs incurred. These shall be broken down into NYSERDA's Funding share and into the Cost-Share and Other Cofunding share, and they shall be in a format consistent with the cost categories set forth in the Budget. Invoices shall provide reasonable documentation for the above to provide evidence of costs incurred, including:

(a) Staff charges: for each employee, the name, title, number of hours worked, hourly rate and labor extension;

(b) Direct charges: all direct costs shall be itemized on the invoice and supported by documentation, such as vendor invoices, travel vouchers or other documentation; and

(c) Indirect charges: indirect cost rates and method by which rates are applied.

The Contractor shall be notified by NYSERDA in accordance with Section 504.4 (b)(2) of NYSERDA's Prompt Payment Policy Statement, attached hereto as Exhibit D, of any such information or documentation which the Contractor did not include with such invoice.

In accordance with and subject to the provisions of such Exhibit D, NYSERDA shall pay to the Contractor, within the prescribed time after receipt of an invoice for a progress payment, 90% of NYSERDA's share of the amount so requested, unless NYSERDA should determine that any such payment or any part thereof is otherwise not properly payable pursuant to the terms of the Agreement or the Budget.

Section 4.04. Final Payment. Upon final acceptance by NYSERDA of the Final Report and all other deliverables contained in Exhibit A, Statement of Work, pursuant to Section 6.02 hereof, the Contractor shall submit an invoice for final payment with respect to the Work, together with such supporting information and documentation as, and in such form as, NYSERDA may require. An invoice for final payment shall include, in addition to the material required pursuant to Section 4.03 hereof, a statement as to whether any invention or patentable devices have resulted from the performance of the Work. All invoices for final payment hereunder must, under any and all circumstances, be received by NYSERDA within six months following Acceptance of Work pursuant to Section 6.02 hereof. In accordance with and subject to the provisions of NYSERDA's Prompt Payment Policy Statement, attached hereto as Exhibit D, NYSERDA shall pay to the Contractor within the prescribed time after receipt of such invoice for final payment, the total amount payable pursuant to Section 4.01 hereof, less all progress payments previously made to the Contractor with respect thereto and subject to the maximum commitment of $249,789 set forth in Section 4.07 hereof.

Section 4.05. Release by the Contractor. The acceptance by the Contractor of final payment shall release NYSERDA from all claims and liability that the Contractor, its representatives and assigns might otherwise have relating to this Agreement.

Section 4.06. Maintenance of Records. The Contractor shall keep, maintain, and preserve at its principal office throughout the term of the Agreement and for a period of

three years after acceptance of the Work, full and detailed books, accounts, and records pertaining to the performance of the Agreement, including without limitation, all bills, invoices, payrolls, subcontracting efforts and other data evidencing, or in any material way related to, the direct and indirect costs and expenses incurred by the Contractor in the course of such performance.

Section 4.07. Maximum Commitment. The maximum aggregate amount payable by NYSERDA to the Contractor hereunder is $249,789. NYSERDA shall not be liable for any costs or expenses in excess of such amount incurred by the Contractor in the performance and completion of the Work.

Section 4.08. Audit. NYSERDA shall have the right from time to time and at all reasonable times during the term of the Agreement and such period thereafter to inspect and audit any and all books, accounts and records at the office or offices of the Contractor where they are then being kept, maintained and preserved pursuant to Section 4.06 hereof. Any payment made under the Agreement shall be subject to retroactive reduction for amounts included therein which are found by NYSERDA on the basis of any audit of the Contractor by an agency of the United States, State of New York or NYSERDA not to constitute an allowable charge or cost hereunder.

Article V

Assignments, Subcontracts and Purchase Orders

Section 5.01. General Restrictions. Except as specifically provided otherwise in this Article, the assignment, transfer, conveyance, subcontracting or other disposal of this Agreement or any of the Contractor's rights, obligations, interests or responsibilities hereunder, in whole or in part, without the express consent in writing of NYSERDA shall be void and of no effect as to NYSERDA.

Section 5.02. Subcontract Procedures. Without relieving it of, or in any way limiting, its obligations to NYSERDA under this Agreement, the Contractor may enter into Subcontracts for the performance of Work or for the purchase of materials or equipment. Except for a Subcontractor or supplier specified in a team arrangement with the Contractor in the Contractor's original proposal, and except for any Subcontract or order for equipment, supplies or materials from a single Subcontractor or supplier totaling under $15,000, the Contractor shall select all Subcontractors or suppliers through a process of competitive bidding or multi-source price review. A team arrangement is one where a Subcontractor or supplier specified in the Contractor's proposal is performing a substantial portion of the Work and is making a substantial contribution to the management and/or design of the Project. In the event that a competitive bidding or multi-source price review is not feasible, the Contractor shall document an explanation for, and justification of, a sole source selection. The Contractor shall document the process by which a Subcontractor or supplier is selected by making a record summarizing the nature and scope of the work, equipment, supplies or materials sought, the name of each person or organization submitting, or requested to submit, a bid or proposal, the price or fee bid, and the basis for selection of the

Subcontractor or supplier. An explanation for, and justification of, a sole source selection must identify why the work, equipment, supplies or materials involved are obtainable from or require a Subcontractor with unique or exceptionally scarce qualifications or experience, specialized equipment, or facilities not readily available from other sources, or patents, copyrights, or proprietary data. All Subcontracts shall contain provisions comparable to those set forth in this Agreement applicable to a Subcontractor or supplier, and those set forth in Exhibit B to the extent required by law, and all other provisions now or hereafter required by law to be contained therein. The Contractor shall submit to NYSERDA's Contract Administrator for review and written approval any Subcontract(s) specified in the Statement of Work as requiring NYSERDA approval.

Section 5.03. Performance. The Contractor shall promptly and diligently comply with its obligations under each Subcontract and shall take no action which would impair its rights thereunder. The Contractor shall not assign, cancel or terminate any Subcontract without the prior written approval of the Contract Administrator as long as this Agreement remains in effect. Such approval shall not be unreasonably withheld and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval by NYSERDA, the requested assignment, cancellation, or termination of the Subcontract shall be considered approved by NYSERDA. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

Article VI

Schedule; Acceptance of Work

Section 6.01. Schedule. The Work shall be performed as expeditiously as possible in conformity with the schedule requirements contained herein and in the Statement of Work. The draft and final versions of the Final Report shall be submitted by the dates specified in the Exhibit A, Schedule. It is understood and agreed that the delivery of the draft and final versions of such reports by the Contractor shall occur in a timely manner and in accordance with the requirements of the Exhibit A, Schedule.

Section 6.02. Acceptance of Work. The completion of the Work shall be subject to acceptance by NYSERDA in writing of the Final Report and all other deliverables as defined in Exhibit A, Statement of Work.

Article VII

Force Majeure

Section 7.01. Force Majeure. Neither party hereto shall be liable for any failure or delay in the performance of its respective obligations hereunder if and to the extent that such delay or failure is due to a cause or circumstance beyond the reasonable control of such party, including, without limitation, acts of God or the public enemy, expropriation or

confiscation of land or facilities, compliance with any law, order or request of any Federal, State, municipal or local governmental authority, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, storms, explosions, accidents, riots, strikes, or the delay or failure to perform by any Subcontractor by reason of any cause or circumstance beyond the reasonable control of such Subcontractor.

Article VIII

Technical Data; Patents

Section 8.01. Rights in Technical Data

(a) Technical Data: Rights in Technical Data shall be allocated as follows:

(1) NYSERDA shall have:

(i) unlimited rights in Contract Data except as otherwise provided below with respect to Proprietary Data; and

(ii) no rights under this Agreement in any Technical Data which are not Contract Data.

(2) The Contractor shall have:

(i) the right to withhold Proprietary Data in accordance with the provisions of this clause; and

(ii) the right to use for its private purposes subject to patent, or other provisions of this Agreement, Contract Data it first produces in the performance of this Agreement provided the data requirements of this Agreement have been met as of the date of the private use of such data.

The Contractor agrees that to the extent it receives or is given access to Proprietary Data or other technical, business or financial data in the form of recorded information from NYSERDA or a NYSERDA contractor or subcontractor, the Contractor shall treat such data in accordance with any restrictive legend contained thereon, unless another use is specifically authorized by prior written approval of the Contract Administrator.

Section 8.02. Patents.

(a) The Contractor may elect to retain the entire right, title and interest throughout the world to each Subject Invention of the Contractor conceived or first actually reduced to practice in the performance of the Work under the Agreement; except, that with respect to any Subject Invention in which the Contractor elects to retain title, NYSERDA shall have a non-exclusive, non-transferrable, irrevocable, paid-up license for itself, the State of New

York and all political subdivisions and other instrumentalities of the State of New York, to practice or have practiced for or on their behalf the Subject Invention throughout the world, exclusively for their own use of the Subject Invention.

(b) Within six months of the time a Subject Invention is made, or as part of the request for final payment, whichever shall occur first, the Contractor shall submit to NYSERDA a written invention disclosure. Within twelve months of the time a Subject Invention is made, or as part of the request for final payment, whichever shall occur first, the Contractor shall advise NYSERDA in writing whether the Contractor elects to retain principal rights in the Subject Invention. The Contractor shall file the patent application for a Subject Invention within two years of the date of election. If the Contractor fails to disclose a Subject Invention, fails to elect to retain principal rights thereto, or to file a patent application within the time specified in this paragraph, or if the Contractor elects not to retain principal rights in a Subject Invention, the Contractor shall convey to NYSERDA title to the Subject Invention unless NYSERDA shall waive in writing its right to take title. In the event the Contractor elects not to retain principal rights in a Subject Invention, the Contractor shall retain a non-exclusive, royalty-free license throughout the world in such Subject Invention transferable only with the written approval of NYSERDA. Such approval shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval, the requested transfer shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days.

(c) The Contractor shall submit to NYSERDA, not less frequently than annually, written reports which indicate the status of utilization of Subject Inventions in which the Contractor retains principal rights. The reports shall include information regarding the status of development, date of first commercial sale or use, and gross royalties received by the Contractor. Such report shall be furnished to NYSERDA not later than February 1 following the calendar year covered by the report. In the event the Contractor fails to demonstrate that the Contractor has taken effective steps within three years after a patent is issued to bring the Subject Invention to the point of Practical Application, then NYSERDA shall have the right to grant a non-exclusive or exclusive license to responsible applicants under terms that are reasonable under the circumstances, or to require the Contractor to do so.

(d) The Contractor shall include the foregoing patent clauses, suitably modified to identify the parties, in all subcontracts which involve the performance of Work under this Agreement. The Subcontractor shall retain all rights provided for the Contractor, and the Contractor shall retain all rights provided for NYSERDA, as set forth above.

Article IX

Warranties and Guarantees

Section 9.01. Warranties and Guarantees. The Contractor warrants and guarantees that:

(a) it is financially and technically qualified to perform the Work;

(b) it is familiar with and will comply with all general and special Federal, State, municipal and local laws, ordinances and regulations, if any, that may in any way affect the performance of this Agreement;

(c) the design, supervision and workmanship furnished with respect to performance of the Work shall be in accordance with sound and currently accepted scientific standards and engineering practices;

(d) all materials, equipment and workmanship furnished by it and by Subcontractors in performance of the Work or any portion thereof shall be free of defects in design, material and workmanship, and all such materials and equipment shall be of first-class quality, shall conform with all applicable codes, specifications, standards and ordinances and shall have service lives and maintenance characteristics suitable for their intended purposes in accordance with sound and currently accepted scientific standards and engineering practices;

(e) neither the Contractor nor any of its employees, agents, representatives or servants has actual knowledge of any patent issued under the laws of the United States or any other matter which could constitute a basis for any claim that the performance of the Work or any part thereof infringes any patent or otherwise interferes with any other right of any Person;

(f) there are no existing undisclosed or threatened legal actions, claims, or encumbrances, or liabilities that may adversely affect the Work or NYSERDA's rights hereunder;

(g) it has no actual knowledge that any information or document or statement furnished by the Contractor in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement not misleading, and that all facts have been disclosed that would materially adversely affect the Work; and

(h) Contractor certifies that all information provided to NYSERDA with respect to Executive Order No. 127 is complete, true and accurate.

Article X

Indemnification

Section 10.01. Indemnification. The Contractor shall protect, indemnify and hold harmless NYSERDA and the State of New York from and against all liabilities, losses, claims, damages, judgments, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon or incurred by or asserted against NYSERDA or the State of New York resulting from, arising out of or relating to the performance of this Agreement. The obligations of the Contractor under this Article shall survive any expiration or termination of this Agreement, and shall not be limited by any enumeration herein of required insurance coverage.

Article XI

Insurance

Section 11.01. Maintenance of Insurance; Policy Provisions. The Contractor, at no additional cost to NYSERDA, shall maintain or cause to be maintained throughout the term of this Agreement, insurance of the types and in the amounts specified in the Section hereof entitled Types of Insurance. All such insurance shall be evidenced by insurance policies, each of which shall:

(a) name or be endorsed to cover NYSERDA, the State of New York and the Contractor as additional insureds;

(b) provide that such policy may not be cancelled or modified until at least 30 days after receipt by NYSERDA of written notice thereof; and

(c) be reasonably satisfactory to NYSERDA in all other respects.

Section 11.02. Types of Insurance. The types and amounts of insurance required to be maintained under this Article are as follows:

(a) Commercial general liability insurance for bodily injury liability, including death, and property damage liability, incurred in connection with the performance of this Agreement, with minimum limits of $1,000,000 in respect of claims arising out of personal injury or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $1,000,000 in respect of claims arising out of property damage in any one accident or disaster; and

(b) Commercial automobile liability insurance in respect of motor vehicles owned, licensed or hired by the Contractor and the Subcontractors for bodily injury liability, including death and property damage, incurred in connection with the performance of this Agreement, with minimum limits of $500,000 in respect of claims arising out of personal injury, or sickness or death of any one person, $1,000,000 in respect of claims arising out of

personal injury, sickness or death in any one accident or disaster, and $500,000 in respect of claims arising out of property damage in any one accident or disaster.

Section 11.03. Delivery of Policies; Insurance Certificates. Prior to commencing the Work, the Contractor shall deliver to NYSERDA certificates of insurance issued by the respective insurers, indicating the Agreement number thereon, evidencing the insurance required by this Article and bearing notations evidencing the payment of the premiums thereon or accompanied by other evidence of such payment satisfactory to NYSERDA. In the event any policy furnished or carried pursuant to this Article will expire on a date prior to acceptance of the Work by NYSERDA pursuant to the section hereof entitled Acceptance of Work, the Contractor, not less than 15 days prior to such expiration date, shall deliver to NYSERDA certificates of insurance evidencing the renewal of such policies, and the Contractor shall promptly pay all premiums thereon due. In the event of threatened legal action, claims, encumbrances, or liabilities that may affect NYSERDA hereunder, or if deemed necessary by NYSERDA due to events rendering a review necessary, upon request the Contractor shall deliver to NYSERDA a certified copy of each policy.

Article XII

Stop Work Order; Termination

Section 12.01. Stop Work Order.

(a) NYSERDA may at any time, by written Order to the Contractor, require the Contractor to stop all or any part of the Work called for by this Agreement for a period of up to 90 days after the Stop Work Order is delivered to the Contractor, and for any further period to which the parties may agree. Any such order shall be specifically identified as a Stop Work Order issued pursuant to this Section. Upon receipt of such an Order, the Contractor shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the Work covered by the Order during the period of work stoppage consistent with public health and safety. Within a period of 90 days after a Stop Work Order is delivered to the Contractor, or within any extension of that period to which the parties shall have agreed, NYSERDA shall either:

(i) by written notice to the Contractor, cancel the Stop Work Order, which shall be effective as provided in such cancellation notice, or if not specified therein, upon receipt by the Contractor, or

(ii) terminate the Work covered by such order as provided in the Termination Section of this Agreement.

(b) If a Stop Work Order issued under this Section is cancelled or the period of the Order or any extension thereof expires, the Contractor shall resume Work. An equitable adjustment shall be made in the delivery schedule, the estimated cost, the fee, if any, or a combination thereof, and in any other provisions of the Agreement that may be affected, and the Agreement shall be modified in writing accordingly, if:

(i) the Stop Work Order results in an increase in the time required for, or in the Contractor's cost properly allocable to, the performance of any part of this Agreement, and

(ii) the Contractor asserts a claim for such adjustments within 30 days after the end of the period of Work stoppage; provided that, if NYSERDA decides the facts justify such action, NYSERDA may receive and act upon any such claim asserted at any time prior to final payment under this Agreement.

(c) If a Stop Work Order is not cancelled and the Work covered by such Order is terminated, the reasonable costs resulting from the Stop Work Order shall be allowed by equitable adjustment or otherwise.

(d) Notwithstanding the provisions of this Section 12.01, the maximum amount payable by NYSERDA to the Contractor pursuant to this Section 12.01 shall not be increased or deemed to be increased except by specific written amendment hereto.

Section 12.02. Termination.

(a) This Agreement may be terminated by NYSERDA at any time during the term of this Agreement with or without cause, upon 30 days prior written notice to the Contractor. In such event, compensation shall be paid to the Contractor for Work performed and expenses incurred prior to the effective date of termination in accordance with the provisions of the Article hereof entitled Compensation and in reimbursement of any amounts required to be paid by the Contractor pursuant to Subcontracts; provided, however, that upon receipt of any such notice of termination, the Contractor shall cease the performance of Work, shall make no further commitments with respect thereto and shall reduce insofar as possible the amount of outstanding commitments (including, to the extent requested by NYSERDA, through termination of subcontracts containing provisions therefor).

(b) Nothing in this Article shall preclude the Contractor from continuing to carry out the Work called for by the Agreement after receipt of a Stop Work Order or termination notice at its own election, provided that, if the Contractor so elects, (i) any such continuing Work after receipt of the Stop Work Order or termination notice shall be deemed not to be Work pursuant to the Agreement and (ii) NYSERDA shall have no liability to the Contractor for any costs of the Work continuing after receipt of the Stop Work Order or termination notice.

(c) NYSERDA reserves the right to terminate this Agreement in the event it is found that the certification filed by the Contractor in accordance with New York State Executive Order Number 127, signed by Governor Pataki on June 16, 2003, was intentionally falst or intentionally incomplete. Upon such finding, NYSERDA may exercise its termination right by providing written notification to the Contractor as set forth in Article XV of this Agreement.

(d) NYSERDA reserves the right to terminate this Agreement in the event it is found that the certification filed by the Contractor in accordance with New York State Tax Law Section 5-a, was intentionally false when made. Upon such finding, NYSERDA may exercise its termination right by providing written notification to the Contractor as set forth in Article XV of this Agreement.

Article XIII

Independent Contractor

Section 13.01. Independent Contractor. The status of the Contractor under this Agreement shall be that of an independent contractor and not that of an agent, and in accordance with such status, the Contractor, the Subcontractors, and their respective officers, agents, employees, representatives and servants shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of, officers, employees, agents, representatives or servants of NYSERDA nor make any claim, demand or application for any right or privilege applicable to NYSERDA, including, without limitation, rights or privileges derived from workers' compensation coverage, unemployment insurance benefits, social security coverage and retirement membership or credit.

Article XIV

Compliance with Certain Laws

Section 14.01. Laws of the State of New York. The Contractor shall comply with all of the requirements set forth in Exhibit B hereto.

Section 14.02. All Legal Provisions Deemed Included. It is the intent and understanding of the Contractor and NYSERDA that each and every provision of law required by the laws of the State of New York to be contained in this Agreement shall be contained herein, and if, through mistake, oversight or otherwise, any such provision is not contained herein, or is not contained herein in correct form, this Agreement shall, upon the application of either NYSERDA or the Contractor, promptly be amended so as to comply strictly with the laws of the State of New York with respect to the inclusion in this Agreement of all such provisions.

Section 14.03. Other Legal Requirements. The references to particular laws of the State of New York in this Article, in Exhibit B and elsewhere in this Agreement are not intended to be exclusive and nothing contained in such Article, Exhibit and Agreement shall be deemed to modify the obligations of the Contractor to comply with all legal requirements.

Article XV

Notices, Entire Agreement, Amendment, Counterparts

Section 15.01. Notices. All notices, requests, consents, approvals and other communications which may or are required to be given by either party to the other under this Agreement shall be deemed to have been sufficiently given for all purposes hereunder when delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, (i) if to NYSERDA, at 17 Columbia Circle, Albany, New York 12203-6399 or at such other address as NYSERDA shall have furnished to the Contractor in writing, and (ii) if to the Contractor, at 68A Lamar Street, West Babylon, New York 11704 or at such other address as the Contractor shall have furnished to NYSERDA in writing.

Section 15.02. Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding between NYSERDA and the Contractor and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise expressly provided for herein, this Agreement may be changed, waived, discharged or terminated only by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Section 15.03. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Article XVI

Publicity

Section 16.01. Publicity.

(a) The Contractor shall collaborate with NYSERDA's Director of Technical Communications to prepare any press release and to plan for any news conference concerning the Work. In addition the Contractor shall notify NYSERDA's Director of Technical Communications regarding any media interview in which the Work is referred to or discussed.

(b) It is recognized that during the course of the Work under this Agreement, the Contractor or its employees may from time to time desire to publish information regarding scientific or technical developments made or conceived in the course of or under this Agreement. In any such information, the Contractor shall credit NYSERDA's funding participation in the Project, and shall state that "NYSERDA has not reviewed the information contained herein, and the opinions expressed in this report do not necessarily reflect those of NYSERDA or the State of New York." Notwithstanding anything to the contrary contained herein, the Contractor shall have the right to use and freely disseminate project results for educational purposes, if applicable, consistent with the Contractor's policies.

(c) Commercial promotional materials or advertisements produced by the Contractor shall credit NYSERDA, as stated above, and shall be submitted to NYSERDA for review and recommendations to improve their effectiveness prior to use. The wording of such credit can be approved in advance by NYSERDA, and, after initial approval, such credit may be used in subsequent promotional materials or advertisements without additional approvals for the credit, provided, however, that all such promotional materials or advertisements shall be submitted to NYSERDA prior to use for review, as stated above. Such approvals shall not be unreasonably withheld, and, in the event that notice of approval or disapproval is not received by the Contractor within thirty days after receipt of request for approval, the promotional materials or advertisement shall be considered approved. In the event that NYSERDA requires additional time for considering approval, NYSERDA shall notify the Contractor within thirty days of receipt of the request for approval that additional time is required and shall specify the additional amount of time necessary up to 180 days. If NYSERDA and the Contractor do not agree on the wording of such credit in connection with such materials, the Contractor may use such materials, but agrees not to include such credit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

XIOM CORPORATION

By ____________________

Name ANDREW MAZZONE

Title PRESIDENT

NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

By ____________________

Jeffrey J. Pitkin
Treasurer

STATE OF)
) SS.:
COUNTY OF)

On this ________ day of ______________________, 2005, before me personally came _________________________, to me known, who being duly sworn, did depose and say that (s)he resides at ____; that (s)he is the _______________________ of ___________________________________, the corporation described in and which executed the foregoing instrument; and that (s)he executed the same by the authority of the Board of Directors or By-Laws of said corporation.

____
Notary Public

EXHIBIT A
STATEMENT OF WORK
Agreement #8998

Automated Plastic Thermal Spray System To Enable Peak Shifting

Background

XIOM Corporation (the Contractor) formerly Panama Industries, has developed under NYSERDA Agreement No. 7392, a working prototype thermal spray technology to allow the user to apply plastic and plastic/metal materials in powder form for protection, wear, and process improvement in the printing and paper industries. The thermal spray gun for applying plastic materials is working exceptionally well. During demonstrations and discussions with end-users, material manufacturers, the EPA, defense departments, investors and industry groups, the response has been very positive. During the course of project #7392, mathematical methods for eliminating spiraling and calculating deposition rates for thermal sprayed coatings were developed. The project team recognized that automated process equipment could be developed, which could optimize and control the relationship between rotational work piece speed, gun linear traverse speed, gun deposition rate and deposition rate per pass. Such equipment would be unique and novel and represent a vast improvement of existing handling equipment in the thermal spray industry. The Contractor has already begun development of the automated process equipment that will be demonstrated in this project. The technology to be demonstrated will represent a major improvement in functionality and control of coating processes for print and paper rolls as well as many other industrial parts that rely on thermal spray coatings. The scope of this project will include both completing the development of the prototype automated process equipment and its demonstration as a peak shaving system at the manufacturing facility of Janed Enterprises (a subcontractor).

Project Benefits

Important project benefits from the automated plastic thermal spray system are quantified as follows:

1. Ability to shift 55 kW of peak load at Janed. Statewide, if 50 coating/machine shops adopted the load shifting technology option, 2.75 MW of peak electric load could shift to the evening hours.
2. Energy savings of *$9.54/1b* in gas and electric consumption over conventional thermal spray powder systems.
3. Total operating cost savings *of $16.42/1b* per hour. This considers the spray rate, deposit efficiency, and spare part differences. A standard thermal spray powder system costs $27.54/lb to run versus $11.12 for the new plastic powder system. Plasma spraying, an alternate powder coating system has an even greater total cost of $50/lb associated with it making the differential even greater. Applying the $9.54/lb energy savings derived above translates into a potential annual energy benefit to NY State of $2.86 million. Applying the operating cost savings would yield further monetary benefits.

4. The application speed of the new process will enable operators to spray plastic powder at a rate of 10 *lb/hr* vs. 4 lb/hr for the conventional system. This represents a productivity increase of 150%.
5. Environmentally, there are no potentially toxic metal fumes or residues produced by the new process. Furthermore, with a material deposit efficiency of 95% for the new system compared to 50% for the standard system, there is a tenfold reduction in waste material, i.e., *from 50% to 5%.* Considering the volume of powder material cited above, the reduction in waste and ultimate disposal costs can be significant.
6. Other benefits such as coating uniformity and other coating quality improvements are difficult to quantify. However, a better quality product, more efficiently produced should trigger increased sales and additional jobs for NY manufacturers that utilize the new technology.

Project Objectives

1. To automate and computer control the spray process parameters for the Contractor's plastic coating system (XIOM 1000);
2. To integrate this system with computerized handling equipment that incorporates the unique mathematical concept for eliminating spiraling and calculating deposition rates and rates per pass. Further, to incorporate the vital relationship between rotational work piece surface speed, gun linear traverse speed, deposition rate of the gun and deposition rate per pass.
3. To further integrate the concept of controlling the related rotational work piece speed, gun linear traverse speed, deposition rate of the gun and deposition rate per pass as a function of coating temperature (particularly important when spraying plastics).
4. To further integrate the concept of controlling the related rotational work piece speed, gun linear traverse speed, deposition rate of the gun and deposition rate per pass as a function of coating porosity/density (important for plastics and metal coating materials).
5. To monitor the quality of the coating in real-time and provide system alerts to the operator if there is a malfunction.
6. To save labor material and energy by eliminating the rework rate associated with the present technology equipment.
7. To save energy costs by allowing for the transfer of work from peak to off peak hours.
8. To save energy by eliminating the need for electrical oven curing.
9. To realize an increase in efficiency of output over present technology methods.
10. The overall energy objective is to reduce energy consumption by 20 % through the discrete objectives above, and to shift up to 55 kW of peak electric load.

Project Management

The Contractor shall coordinate all project related activities and communications among H&W (The Subcontractor), the demonstration site (Janed Enterprises), the NYSERDA Project Manager, and the Contractor.

The Contractor shall establish subcontracts with H&W and Janed Enterprises, consistent with this Statement of Work. The subcontracts shall be executed in accordance with Article V, Section 5.02 of the Agreement, and the provisions of the Budget. A copy of the final subcontracts shall be furnished to NYSERDA. Regardless of subcontracting arrangements, the Contractor is solely responsible for the completion of the work and the successful outcome of the project.

Statement of Work

The Contractor shall perform tasks and provide deliverables for submission to NYSERDA as follows:

Task 1: Project Management and Reporting

The Contractor shall be responsible for overall project management and reporting activities including undertaking tasks described in this Statement of Work and coordinating the work of others; ensuring control over the project budget; submitting invoices and adherence to the project schedule; scheduling and conducting periodic review meetings with the NYSERDA Project Manager; and providing all project reporting to NYSERDA.

Subtask 1.1: Subcontractor Coordination

The Contractor shall enter into subcontracts with H&W Management Science Consultants ("H&W") to perform engineering, measurements, data analysis, and assist with technology transfer; and Janed Enterprises (Janed) to install the automated process equipment and act as a field demonstration site as necessary for satisfying requirements for this Statement of Work.

The Contractor shall perform administrative activities, manage the work of the subcontractors and shall ensure that the subcontractors perform all the terms and conditions of the subcontracts.

Subtask 1.2: Progress Reports

Each month during the period that Work is performed hereunder, the Contractor with the assistance of H&W shall prepare and provide NYSERDA with brief progress reports describing the Work performed during the reporting period. Such reports shall describe any difficulties encountered during the reporting period and shall include a statement of the Project Director setting forth the costs of the Work during the reporting period. Progress Reports shall be submitted to the NYSERDA Project Manager no later than the 15th of the applicable month. Progress Reports shall be in a letter format and shall include the following subjects in the order indicated, with appropriate explanation and discussion:

a. Title of project.
b. Agreement number.
c. Period of this report.
d. Progress of report.
e. Planned progress in the future.
f. Identification of problems.
g. Planned solutions.
h. Ability to meet schedule, reasons for slippage in schedule.
I. Schedule - percentage completed and projected percentage of completion of performance by months - could be a bar chart or milestone chart.
j. Analysis of actual cost incurred in relation to the budget.

Subtask 1.3: Project Review Meetings

The Contractor shall hold the following Project Review Meetings: A review meeting shall be held at the completion of Task 8. A final meeting shall be held at the Contractor's facility at the completion of the project.

The Contractor shall prepare a meeting agenda for all meetings and distribute this agenda to all meeting attendees at least five days prior to the meeting.

Subtask 1.4: Final Report

The Contractor, with the assistance of H&W, shall prepare a detailed Final Report covering all aspects of the Work performed in this project. A draft Final Report shall be prepared that includes a thorough detailed analysis of the findings of Tasks 2 through 8, the results of the cost-benefit analysis in Task 9, appropriate drawings, graphs, tables of data and reference material. Technology Transfer activities undertaken in Task 10 shall be documented. The Final Report shall also include pictures of pertinent project deliverables. Two copies of a draft of the Final Report shall be submitted to NYSERDA's Director of Technical Communications not later than November 1, 2006. NYSERDA shall provide its comments thereon to the Contractor within 30 working days after receipt of such draft. The Contractor shall prepare the Final Report in final form satisfactory to NYSERDA reflecting therein NYSERDA's comments. Within 30 working days after receipt of NYSERDA's comments, the Contractor shall submit the Final Report to NYSERDA's Director of Technical Communications in conformance with the NYSERDA Report Format and Style Guide, Exhibit C.

Subtask 1.5: Metrics Reporting

By January 31st, the Contractor, with the assistance of H&W, shall submit to NYSERDA's Project Manager annual reports regarding the previous year's activities. Reports shall be submitted for a period of five (5) years after the acceptance of the Final Report. These reports shall explain the impact of this NYSERDA project on the following items for the reporting period:

a. Descriptions and locations of any installations of the automated plastic thermal spray system within New York State and, if available, an analysis of the savings associated with the installation ie. capital, operation and maintenance costs, energy use, process flow and labor allocation in comparison to the conventional thermal spray or powder coating systems that were replaced or upgraded.

b. Descriptions and locations of conferences at which the results of this effort are presented during the reporting year.

c. Descriptions of the technical papers and articles containing the results of this effort that are published during the reporting year.

Deliverables

1. Subcontracts with H&W, and Janed
2. Progress Reports
3. Review Meetings
4. Draft Final Report
5. Final Report

6. Metrics Reporting

Task 2: Evaluate Source and Select

Subtask 2.1: Equipment

The Contractor shall source, evaluate, and select appropriate equipment, purchased parts, hardware, and software to accomplish the goals of the proposed technology development and demonstration at the Janed site. Items include: 1-1/2 to 2 meter CNC lathe; programmable logic controller (PLC); XIOM 1000 plastic coating gun; XIOM 1000 dual venturi powder feeder; XIOM 1000 control console; mass flow meters; computer controlled input/output devices and analog converters; loss weight computerized measuring devices; energy monitoring devices; feedback sensor devices for thickness measurement; temperature control; pressure and flow control; computer controlled manipulator for Y axis; and infrared heating.

The selection process shall be conducted by selecting the lathe first, then choosing a compatible PLC, and then selecting compatible input/output devices.

Subtask 2.2: Material

The Contractor shall source, evaluate and select raw materials appropriate for use as a grip and or release coating on paper processing rolls. These materials shall comprise a plastic powder matrix in combination with lesser additives from a family of metal alloys, carbides, and oxide ceramics plus Teflons, silicones and siloxanes, and other release materials.

Subtask 2.3: Coating Quality

The Contractor with the support of H&W shall prepare a detailed plan for the on-line monitoring system (OMS) of the coating quality. The parameters in the plan shall include, but are not limited to, the following: type of hardware, e.g. optical, acoustical; degree of coverage, i.e. complete observation or statistical inference; time scale of measurement; method of data output from sensor, e.g. analog or digital scalar values; type of device reader, e.g. pc or plc; algorithm for interpretation of sensor output.

The Contractor shall require H&W to assemble the OMS and test it under laboratory conditions. Examples of both passing and failing materials shall be provided by the Contractor to be used as test items to quantify the performance characteristics of the OMS.

The Contractor shall require H&W to test the OMS online under operational conditions, report results and recommend how to enhance the sensor to enable fully closed loop operation.

Deliverable
The OMS

Task 3: Modify CNC lathe to Include a Y-Axis

The Contractor shall have the CNC lathe modified to include a Y-axis to allow the gun to move off the part and the chuck to eliminate overspray and temperature problems. A Y-axis manipulator shall be purchased and adapted to the CNC lathe. Present CNC lathe equipment provide for the following: rotating head stock; traverse apron; and cross feed table. These can be envisioned as a rotating axis R, Traverse axis X and cross-feed axis Z. For the proposed project system, an additional axis Y is desirable to provide full functionality and movement of the spray device.

Deliverable
Modified CNC lathe

Task 4: Computer Controlled Gun Console and Powder Feeder

Subtask 4.1: Console

The Contractor shall have the present XIOM 1000 pneumatic control console redesigned to include mass flow controllers, digital pressure and valve controls, computer monitor display, digital input/outputs and analog converters. The console shall contain the main and sensor PLC's. The console shall be based on the system logic of XIOM's present 1000 system but shall be more advanced so as to include the added features listed above.

Subtask 4.2: Powder Feeder

The Contractor shall have a lost weight digital scale adapted to the powder feeder for accurate reading and control of the material feed-rate and material delivery flow.

Deliverables
Modified Gun Console and Powder Feeder

Task 5: Distributive Intelligence I/O and interface

The Contractor shall purchase and connect an interface consisting of standard bus architecture to the various distributed intelligent devices, I/O, devices, sensor devices, monitors and displays, switches, loss weight scale, and all other hardware devices as the system requires. The main PLC shall be the brains of the entire system and shall be connected to send and receive instructions and information from the sensor PLC, The lathe PLC and the loss weight scale. The main PLC shall directly control the spray parameters, console and gun functions, ignition and flame out detector. The main PLC shall be connected to a data entry keypad. The sensor PLC shall control such functions as temperature, thickness measurement and as sprayed coating quality.

Deliverable
Prototype Distributive Intelligence I/O and interface System

Task 6: Programming

The Contractor shall write several computer programs that together will support the operation of the automated process equipment.

Subtask 6.1: Main PLC

The Contractor shall write a program, including all the math and coating library data, required for the coordination between rotational RPM and traverse rate requirements in the operation of the automated system. This program will be based on a mathematical paper and information concerning the elimination of spiraling developed by the Contractor prior to this Agreement.

The Contractor shall write a program which includes the provision for controlling the coordination between rotation and traverse movements as a function of coating temperature. This utilizes the math in the program above in conjunction with the coating temperature feedback. If the coating temperature is exceeding the set values the surface speed as a combined function of part rotation surface speed and traverse velocity is decreased. If the coating surface temperature is less than set value then the surface speed is increased, A feed back loop keeps the temperature in deviation allowance through velocity adjustment. Finally, the Contractor shall write a program which includes a provision for controlling gun parameters and or velocity and motion parameters through the incorporation of a feed-back loop connected to a coating porosity or density sensor.

The Contractor shall write a program to provide for the display of: all system I/O information; and touch screen buttons for operator control.

The Contractor shall write a program to control all gun parameters of: initiation; flame out detection; flow control; system logic; loss weight scale and all other spray console functions,

Subtask 6.2: CNC PLC

The Contractor shall write a program to control the added Y-axis in the lathe CNC PLC.

Subtask 6.3: Sensor PLC

The Contractor shall write a program to direct and control all sensor functions associated with coating thickness, coating quality, substrate pre-heat temperatures, coating temperatures, coating profile, flame temperature, and porosity.

Task 7: Material Testing

The Contractor shall evaluate and test various combinations of grip and or release coatings for use on paper processing rolls. These coating materials shall comprise a plastic powder matrix in combination with lesser additives from a family of metal alloys, carbides and oxide ceramics plus Teflons, silicones and siloxanes, and other release materials. The specific composition of each coating shall be designed to maximize: wear resistance, corrosion resistance, non-stick and release properties, and coating roughness for griping. Coatings shall be applied in one step and cured in place where appropriate.

The Contractor's evaluation shall be done in accordance with ASTM testing procedures. Coating morphology shall be studied using light and electron microscopy. Release shall be tested using actual application materials in (contact with the sprayed coatings. Hardness, wear resistance and surface

roughness shall be measured. The Contractor shall prepare a Materials Test Report for the NYSERDA Project Manager.

Deliverable
Materials Test Report

Task 8: Demonstration and Field Testing

The Contractor shall set up or cause to be set up the automated process equipment at Janed Enterprises for the purpose of field testing the equipment during actual application of printing and paper rolls with plastic coating materials. This equipment shall remain the property of Janed Enterprises. Demonstrations of this system shall be provided for other interested parties doing similar work as Janed Enterprises. The field testing shall continue for at least seven months, during which time the Contractor shall collect all operating data necessary to calculate energy use (BTU and kWh) and cost savings ($/yr), including load shifted off peak and peak demand reduction (kW), labor productivity, reduced roll damage, coating quality improvement, and component/part- life extension benefits in Task 9. During this seven month testing period there shall be a period of time where the demonstration equipment at Janed Enterprises is only run off-peak in order to demonstrate the capability of the demonstration equipment to shift load off-peak. The Contractor shall prepare a Field Test Report for the NYSERDA Project Manager.

Deliverable
Field Test Report

Task 9: Evaluation of the Technical Performance, Costs and Benefits

The Contractor shall conduct a side-by-side comparison of the new automated spray system with the present system being used by Janed Enterprises. The Contractor shall document energy use (BTU and kWh) and cost savings ($/yr), including load shifted off peak and peak demand reduction (kW), labor productivity, material savings, reduced roll damage, coating quality improvement, and component/part-life extension benefits. The Contractor shall apply these project benefits to the target audience developed in Task 10 to estimate annual benefits over the first five years after project completion. The Contractor shall also evaluate all environment benefits associated with the system, system payback, and return on investment. The Contractor shall prepare a Cost Benefit Report for the NYSERDA Project Manager.

Deliverable
Cost Benefit Report

Task 10: Technology Transfer

The Contractor, with the assistance of the project subcontractors, shall implement technology transfer as follows:

1. Compile a mailing list of NY State printing roll repair and manufacturing facilities, paper roll repair and manufacturing facilities, thermal spray shops, and other companies that will be interested in this new technology;
2. Send a summary of the project results and benefits to the target audience;
3. Work with ITAC, which has many contacts in the target audience and RIT's National Center of Remanufacturing and Resource Recovery, which can help disseminate to a wide audience of print roll manufacturers and repair facilities, paper roll manufacturers and repair facilities and other manufacturers and repair facilities that may have potential interest;
4. Demonstrate the new XIOM technology at the Contractor's facilities as well as Janed Enterprises to all interested parties;
5. Take color photos throughout the project and submit them to the NYSERDA Project Manager with the monthly and Final Reports;
6. Prepare and submit to NYSERDA a video presentation (in VHS format) that describes and documents the equipment and processes associated with the new technology, and summarizes results;
7. Present findings at an appropriate conference and/or prepare and submit for publication an article on the technology and its potential applications in a technical journal;
8. Transfer technology through distributors of this equipment;
9. Purchasing key words on the Internet to ensure the XIOM product is prominently displayed when a searched for similar items. XIOM is employing this technique with its NYSERDA funded XIOM 1000 System;
10. Placing the new technology on the Contractor's web site, selling through its distributor network; and
11. Marketing overseas with similar strategy to the above listed. It is anticipated that the proposed technology will result in a patented technology and patents will be filed in appropriate countries for protection against future competition and infringement.

New York State Energy Research and Development Authority
Contract Pricing Proposal Form
Contractor:
XIOM CORP.
Address: 68A Lamar Street, West Babylon, NY 11704

Location (where work is to be performed):
Farmingdale, West Babylon, New York City

Solicitation/Contract No. PON 798 – Round II
Page
Name of Proposed Project:
AUTOMATED PLASTIC THERMAL SPRAY SYSTEM TO ENABLE PEAK SHIFTING

NYSERDA funding: 249,789
Total Project Cost: 499,578

Cost Element			Total Project Cost	Funding & Co-funding via NYSERDA	Cost-sharing & Other Co-funding
1. Direct Materials Lathe, PLC, Guns, Sensors, Programs,			136,000	109,000	27,000
a. Purchased Parts Parts and Materials					
b. Other					
Total Direct Materials			136,000	109,000	27,000
2. Materials Overhead	Rate:	10%	13,600	10,900	2,700
3. Direct Labor (specify names/titles)	Hours	Rate/hr			
Principal Investigator	600	66	39,600		
Engineering	980	55	53,900		
Technician	570	36	20,520		
Clerical	164	25	4,100		
Total Direct Labor			118,120	41,205	76,915
4. Labor Overhead	Rate % 22	$ Base	25,986	9,065	16,921
Total Labor Overhead					
5. Outside Special Testing					
6. Equipment					
7. Travel					
8. Other Direct Costs					
9. Subcontractors/Consultants					
H & W Management Science Consultants			60,000	40,000	20,000
ITAC – Mort Greenberg			20,000	15,000	5,000
Janed Enterprises, Inc.			35,000		35,000
SuperWeb/Others			20,000		20,000
Total Subcontractors/Consultants			135,000	55,000	80,000
10. General & Administrative Expense	Rate % 60	Element(s) 3	70,872	24,619	46,25
11. Fee or Profit (0 for cost-sharing agreements)	Rate:				
12. Total Estimated Project Cost			499,578	249,789	249,78

This proposal reflects our best estimates as of this date, in accordance with the instructions to proposers.

Typed Name and Title:
Andrew B. Mazzone, President

Signature:

Date:
9/22/04

Has any executive agency of the U.S. government performed any review of your records in connection with any prime contract or subcontract within the past twelve months? ____ Yes __X__ No

If yes, identify:

Automated Plastic Thermal Spray System To Enable Peak Shifting

Project #8898

SCHEDULE

Task	Months from Contract Execution
Task 1. Project Management and Reporting	1-18
Task 2. Evaluate, Source and Select	1-6
Task 3. Modify CNC lathe to include a Y-axis	3-5
Task 4. Computer Controlled Gun Console and Powder Feeder	4-7
Task 5. Distributive Intelligence, I/O, and interface	6-8
Task 6. Programming	7-15
Task 7. Material Testing	12-16
Task 8. Demonstration and Field Testing	12-18
Task 9. Evaluation of the Technical Performance, Cost and Benefits	15-18
Task 10. Technology Transfer	16-18

EXHIBIT B

REVISED 1/05

STANDARD TERMS AND CONDITIONS FOR ALL NYSERDA AGREEMENTS

(Based on Standard Clauses for New York State Contracts and Tax Law Section 5-a)

The parties to the attached agreement, contract, license, lease, amendment, modification or other agreement of any kind (hereinafter, "the Agreement" or "this Agreement") agree to be bound by the following clauses which are hereby made a part of the Agreement (the word "Contractor" herein refers to any party other than NYSERDA, whether a contractor, licensor, licensee, lessor, lessee or any other party):

1. NON-DISCRIMINATION REQUIREMENTS. In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age, disability or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is an Agreement for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this Agreement shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this Agreement. If this is a building service Agreement as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this Agreement and forfeiture of all moneys due hereunder for a second subsequent violation.

2. WAGE AND HOURS PROVISIONS. If this is a public work Agreement covered by Article 8 of the Labor Law or a building service Agreement covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

3. NON-COLLUSIVE BIDDING REQUIREMENT. In accordance with Section 2878 of the Public Authorities Law, if this Agreement was awarded based upon the submission of bids,

Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to NYSERDA a non-collusive bidding certification on Contractor's behalf.

4. INTERNATIONAL BOYCOTT PROHIBITION. If this Agreement exceeds $5,000, the Contractor agrees, as a material condition of the Agreement, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the Federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the Agreement's execution, such Agreement, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify NYSERDA within five (5) business days of such conviction, determination or disposition of appeal. (See and compare Section 220-f of the Labor Law, Section 139-h of the State Finance Law, and 2 NYCRR 105.4).

5. SET-OFF RIGHTS. NYSERDA shall have all of its common law and statutory rights of set-off. These rights shall include, but not be limited to, NYSERDA's option to withhold for the purposes of set-off any moneys due to the Contractor under this Agreement up to any amounts due and owing to NYSERDA with regard to this Agreement, any other Agreement, including any Agreement for a term commencing prior to the term of this Agreement, plus any amounts due and owing to NYSERDA for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto.

6. CONFLICTING TERMS. In the event of a conflict between the terms of the Agreement (including any and all attachments thereto and amendments thereof) and the terms of this Exhibit B, the terms of this Exhibit B shall control.

7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

8. NO ARBITRATION. Disputes involving this Agreement, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily required) without the NYSERDA's written consent, but must, instead, be heard in a court of competent jurisdiction of the State of New York.

9. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law and Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon NYSERDA's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify NYSERDA, in writing, of each and every change of address to which service of process can be made. Service by NYSERDA to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

10. CRIMINAL ACTIVITY. If subsequent to the effectiveness of this Agreement, NYSERDA comes to know of any allegation previously unknown to it that the Contractor or any of its principals is under indictment for a felony, or has been, within five (5) years prior to submission of the Contractor's proposal to NYSERDA, convicted of a felony, under the laws of the United States or Territory of the United States, then NYSERDA may exercise its stop work right under this Agreement. If subsequent to the effectiveness of this Agreement, NYSERDA comes to know of the fact, previously unknown to it, that Contractor or any of its principals is under such indictment or has been so convicted, then NYSERDA may exercise its right to terminate this Agreement. If the Contractor knowingly withheld information about such an indictment or conviction, NYSERDA may declare the Agreement null and void and may seek legal remedies against the Contractor and its principals. The Contractor or its principals may also be subject to penalties for any violation of law which may apply in the particular circumstances. For a Contractor which is an association, partnership, corporation, or other organization, the provisions of this paragraph apply to any such indictment or conviction of the organization itself or any of its officers, partners, or directors or members of any similar governing body, as applicable.

11. PERMITS. It is the responsibility of the Contractor to acquire and maintain, at its own cost, any and all permits, licenses, easements, waivers and permissions of every nature necessary to perform the work.

12. PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS. The Contractor certifies and warrants that all wood products to be used under this Agreement will be in accordance with, but not limited to, the specifications and provisions of State Finance Law Section 165 (Use of Tropical Hardwoods), which prohibits purchase and use of tropical hardwoods, unless specifically exempted by NYSERDA.

13. COMPLIANCE WITH TAX LAW SECTION 5-a. The following provisions apply to contractors that have entered into agreements in an amount exceeding $15,000 for the purchase goods and services:

a. Prior to entering such an agreement, the Contractor is required to provide NYSERDA with a completed and accurate certification (Form ST-220).

b. Annually, during the term of the Agreement, and, during any renewal periods (if applicable), the Contractor is required to provide NYSERDA with a completed and accurate certification (Form ST-220).

c. Certifications referenced in paragraphs (a) and (b) above will be maintained by NYSERDA and made a part hereof and incorporated herein by reference.

d. NYSERDA reserves the right to terminate this agreement in the event it is found that the certification filed by the Contractor in accordance with Tax Law §5-a was false or incomplete.

EXHIBIT C

REPORT FORMAT AND STYLE GUIDE

PURPOSE

This document explains how to prepare a technical report for the New York State Energy Research and Development Authority (NYSERDA). It describes editorial and production procedures and gives electronic data-transfer information. NYSERDA's contractors prepare the reports describing NYSERDA research and development projects that NYSERDA publishes. Please direct questions about format and style to Diane Welch of NYSERDA's Technical Communications unit: (518) 862-1090, ext. 3276; fax (518) 862-1091; e-mail dlw@nyserda.org

COPYRIGHTS

All material borrowed or adapted from other sources should be properly identified (i.e., document, source, date, and page). The contractor must obtain and submit to NYSERDA the copyright owner's written permission to use copyrighted illustrations, tables, or substantial amounts of text from another publication.

REPORT FORMAT AND SEQUENCE

The following items are required in all technical reports and should be paginated in the following sequence:

- Title page (no page number)
- Notice (no page number)
- Abstract (iii)
- Acknowledgments (optional) (iv)
- Table of Contents, including listings of figures and tables (v or vii)
- Summary (S-1)

NOTE: the Abstract, Table of Contents, and each section begin on right-hand, odd-numbered pages.

<u>**Title Page**</u>

- The following information is required (see sample on last page):
  - Report title and type of report (i.e., final, interim, or summary)
  - Name of NYSERDA project manager(s)
  - Corporate name, city, and state of contractor(s), including contact person(s) or project manager(s)
  - Project cosponsors, including contact person(s) or project manager(s)
  - Contract number (e.g., 3178-ERTER-MW-94)

<u>**Notices**</u>

One of these legal notices or disclaimers is required:

- When NYSERDA is the project's sole sponsor, this notice must be used:

NOTICE

This report was prepared by _____ in the course of performing work contracted for and sponsored by the New York State Energy Research and Development Authority (hereafter "NYSERDA"). The opinions expressed in this report do not necessarily reflect those of NYSERDA or the State of New York, and reference to any specific product, service, process, or method does not constitute an implied or expressed recommendation or endorsement of it. Further, NYSERDA, the State of New York, and the contractor make no warranties or representations, expressed or implied, as to the fitness for particular purpose or merchantability of any product, apparatus, or service, or the usefulness, completeness, or

accuracy of any processes, methods, or other information contained, described, disclosed, or referred to in this report. NYSERDA, the State of New York, and the contractor make no representation that the use of any product, apparatus, process, method, or other information will not infringe privately owned rights and will assume no liability for any loss, injury, or damage resulting from, or occurring in connection with, the use of information contained, described, disclosed, or referred to in this report.

- When there are other project cosponsors, use the following notice instead:

NOTICE

This report was prepared by _____ in the course of performing work contracted for and sponsored by the New York State Energy Research and Development Authority and the _____ (hereafter the "Sponsors"). The opinions expressed in this report do not necessarily reflect those of the Sponsors or the State of New York, and reference to any specific product, service, process, or method does not constitute an implied or expressed recommendation or endorsement of it. Further, the Sponsors and the State of New York make no warranties or representations, expressed or implied, as to the fitness for particular purpose or merchantability of any product, apparatus, or service, or the usefulness, completeness, or accuracy of any processes, methods, or other information contained, described, disclosed, or referred to in this report. The Sponsors, the State of New York, and the contractor make no representation that the use of any product, apparatus, process, method, or other information will not infringe privately owned rights and will assume no liability for any loss, injury, or damage resulting from, or occurring in connection with, the use of information contained, described, disclosed, or referred to in this report.

Abstract and Key Words — right-hand, odd-numbered page [iii]

An abstract is a brief, 200-word description of project objectives, investigative methods used, and research conclusions or applications. This information will be used when NYSERDA registers the report with the National Technical Information Service (NTIS). A list of key words that describe the project and identify the major research concept should be submitted with the report. Four to six precise descriptors are generally sufficient and will be used for indexing, registering, and distributing the report through NTIS.

Acknowledgments (optional) — left-hand, even-numbered page [iv]

Acknowledgments precede the contents and should be no longer than two paragraphs.

Table of Contents and Lists of Figures and Tables — begin on odd-numbered, right-hand pages [v. vii, ix, etc.]]

The Table of Contents should list section numbers, titles, second-level headings, and their page numbers. Third-level headings also may be listed. If the report contains five or more figures or tables, they should be listed using the style of the Table of Contents. The following samples are boxed only to set them apart in this document.

Summary — right-hand, odd-numbered page [S-1]

The Summary, which immediately precedes the body of the text, should be written for a general audience. The Summary may be the only part of the technical report closely read by a number of people, many of whom lack a technical background. These may include industry and utility executives, government officials, legislators, the general public, and media representatives. The Summary should be 500-1000 words long.

TABLE OF CONTENTS

FIGURES

GENERAL INFORMATION

The first reference to NYSERDA should read "the New York State Energy Research and Development Authority (NYSERDA)." Subsequent references should read simply "NYSERDA." When it is clear that you are referring to New York State, use State; otherwise, use New York State or the State of New York.

COPY

- Page format:
  - Margins should be 1.25 inches left and right; 1 inch top and bottom.
  - Use left-hand justification only.
  - Text should be in a 10-point serif font (i.e., Times Roman, Bookman, etc.); captions, tables, and figures should be in a sans-serif font (i.e., Helvetica, Arial, etc.).
  - Spacing should be 1.5 lines, printed on one side of the paper.
  - Block-style paragraphs should be used, with no indentation (except for fifth-level headings, which should be blocked on the left; see Heading Styles, below).
  - There should be two returns between a paragraph and the next heading.

- Material borrowed or adapted from external sources must be identified (i.e., document, source, date, and page). Written permission to use copyrighted illustrations, tables, or text taken from another publication must be submitted with the report.
- Avoid half-page and one-sentence paragraphs.
- Do not use contractions.
- When referring to a specific figure or table, spell out and capitalize the words "Figure" and "Table."
- Indented lists of material should be set off with bullets:
  - If a typographical bullet is unavailable, the bullet is a lower case "o," not zero.
  - One blank line should precede and follow a list.
  - Bulleted items should be indented left and right.
- All new sections should begin on a right-hand, odd-numbered page (e.g., 1-1, 2-1, A-1, etc.).
- Percentages should be written as follows: 1%, 76%, etc.
- Acronyms must be spelled out the first time used, followed by the acronym in parentheses.

HEADING STYLES

The heading styles illustrated below should be used. (Only section headings should be numbered.)

FIRST-LEVEL HEADING

Section 1

INTRODUCTION

The heading is upper case, centered, and boldfaced; the text is below the heading, at the left margin.

SECOND-LEVEL HEADING

The heading is upper case, at the left margin, and boldfaced; the text is at the left margin.

<u>**Third-Level Heading**</u>

The heading is upper and lower case, at the left margin, boldfaced, and underscored; the text is at the left margin.

<u>**Fourth-Level Heading**</u>. The heading is upper and lower case, at the left margin, boldfaced, and underscored, with a period at the end. The text continues on the same line as the heading. The remaining text goes back out to the left margin.

> <u>**Fifth-Level Heading**</u>. The heading is upper and lower case, indented, boldfaced, and underscored with a period at the end. The text continues on the same line, with the remaining text indented left and right.

TABLES AND FIGURES

- Tables and figures must be numbered sequentially and titled individually.
- Place tables and figures as close as possible to the text in which they are mentioned.
- Distinguish tabular material from the text.
- Cite a source if the tabular material or figure content has not been generated by the contractor.
- Figure captions should be complete sentences when appropriate.
- Use "Figure 1," not "Fig. 1," or "Table 1." in the text, as well as for captions. Examples:
  - Table 1 details demand-side management options.
  - As shown in Figure 1, the demand-side management program offers numerous options.
- Figure captions should be typed in boldface.
  - **Figure 1. Demand-Side Management Options in New York State.**
- Unless generated by the contractor, a source should always be cited. The figure source should appear after the caption (e.g., Source: Lawrence Berkeley Laboratory); the table source should be noted with an asterisk and footnoted.
- Photographs and drawings should be limited in number, with the following guidelines:
  - Black-and-white line drawings or good-quality, clear halftones (black-and-white photographs) may be used. Color artwork and photos will be printed in black-and-white.
  - Slides should be converted to black-and-white photos before being submitted.
  - Photographs should be printed on glossy stock, preferably 5"x7".

REFERENCES AND BIBLIOGRAPHIES

The format in Manual of Style (University of Chicago Press, Chicago, Illinois) should be used for reference listings and bibliographies.

Bibliographic entries should be listed alphabetically by author, as follows:

Hawkins, R.R. Scientific, Medical, and Technical Books Published in the United States of America. 2d ed. New York: Bowker, 1958.

REPORT REQUIREMENTS

Two hard copies of the draft final report must be submitted to NYSERDA's Director of Communications. After review by the Project Manager and Technical Communications staff, the draft will be returned to the contractor for final corrections. The contractor is responsible for satisfactorily addressing technical comments from NYSERDA and other co-funders. When making editorial corrections, the contractor must ensure that technical content is not compromised.

After editorial corrections have been made, the contractor must submit two hard copies of the final report (one a camera-ready original and the other a photocopy) and the report on a compact disc, Iomega 100 PC-Zip disk, or IBM personal computer-compatible diskette to NYSERDA's Director of Communications.

Electronic Requirements

- Material must be submitted in any of the following formats:
  - Compact disc (CD-ROM)
  - Iomega 100 PC-Zip disk
  - IBM personal computer-compatible 3.5-inch, double-sided (DS), high-density (HD) diskette

- Textual material should be created in a format compatible with WordPerfect 9.While other word-processing programs may be able to be converted, results may vary. Characteristics such as underlining, bold, italics, and special characters that often appear in equations may be lost if WordPerfect 9 is not used.

- Reports that are to be published on the web must be submitted as either a PDF or HTML file.

If you are unable to meet these electronic transfer requirements, before submitting your report please contact Diane Welch of NYSERDA's Technical Communications unit at (518) 862-1090, ext. 3276; fax (518) 862-1091; e-mail dlw@nyserda.org

CITY OF LOCKPORT INFLUENT HYDROPOWER
FEASIBILITY STUDY
Final Report

Prepared for

THE NEW YORK STATE
ENERGY RESEARCH AND DEVELOPMENT AUTHORITY
Albany, NY

Lawrence J. Pakenas, P.E.
Senior Project Manager

Prepared by

CITY OF LOCKPORT
Lockport, NY

Michael Diel
Project Manager

and

MALCOLM PIRNIE, INC.
Buffalo, NY

Vincent J. Funigiello, P.E.
Project Manager

4311-ERTER-MW-97

NYSERDA
Report 98-11

July 1998

Sample title page. Font is a serif font (Times Roman). Bold-faced text is 13 pt., small caps. The rest of the type is 11 pt., plain text.

New York State Energy Research and
Development Authority
Technical Communications
17 Columbia Circle
Albany, New York 12203-6399

October 2000

EXHIBIT D

PART 504

PROMPT PAYMENT POLICY STATEMENT

Section 504.1 Purpose and applicability. (a) The purpose of this Part is to implement section 2880 of the Public Authorities Law by detailing the authority's policy for making payment promptly on amounts properly due and owing by the authority under contracts. This Part constitutes the authority's prompt payment policy statement as required by that section.

(b) This Part generally applies to payments due and owing by the authority to a person or business in the private sector under a contract it has entered into with the authority on or after May 1, 1988. This Part does not apply to payments due and owing:

(1) under the Eminent Domain Procedure Law;

(2) as interest allowed on judgments rendered by a court pursuant to any provision of law except Section 2880 of the Public Authorities Law;

(3) to the Federal government; to any state agency or its instrumentalities; to any duly constituted unit of local government, including but not limited to counties, cities, towns, villages, school districts, special districts or any of their related instrumentalities; to any other public authority or public benefit corporation; or to its employees when acting in, or incidental to, their public employment capacity;

(4) if the Authority is exercising a legally authorized set-off against all or part of the payment; or

(5) if other State or Federal law or rule or regulation specifically requires otherwise.

Section 504.2 Definitions. As used in this Part, the following terms shall have the following meanings, unless the context shall indicate another or different meaning or intent:

(a) "Authority" means the New York State Energy Research and Development Authority.

(b) "Contract" means an enforceable agreement entered into between the Authority and a contractor.

(c) "Contractor" means any person, partnership, private corporation, or association:

(1) selling materials, equipment or supplies or leasing property or equipment to the Authority pursuant to a contract;

(2) constructing, reconstructing, rehabilitating or repairing buildings, highways or other improvements for, or on behalf of, the Authority pursuant to a contract; or

(3) rendering or providing services to the Authority pursuant to a contract.

(d) "Date of payment" means the date on which the Authority requisitions a check from its statutory fiscal agent, the Department of Taxation and Finance, to make a payment.

(e) "Designated payment office" means the Office of the Authority's Controller, located at 17 Columbia Circle, Albany, New York 12203.

(f) "Payment" means provision by the Authority of funds in an amount sufficient to satisfy a debt properly due and owing to a contractor and payable under all applicable provisions of a contract to which this Part applies and of law, including but not limited to provisions for retained amounts or provisions which may limit the Authority's power to pay, such as claims, liens, attachments or judgments against the contractor which have not been properly discharged, waived or released.

(g) "Prompt payment" means a payment within the time periods applicable pursuant to Sections 504.3 through 504.5 of this Part in order for the Authority not to be liable for interest pursuant to Section 504.6.

(h) "Payment due date" means the date by which the date of payment must occur, in accordance with the provisions of Sections 504.3 through 504.5 of this Part, in order for the Authority not to be liable for interest pursuant to Section 5.06.

(i) "Proper invoice" means a written request for a contract payment that is submitted by a contractor setting forth the description, price or cost, and quantity of goods, property or services delivered or rendered, in such form, and supported by such other substantiating documentation, as the Authority may reasonably require, including but not limited to any requirements set forth in the contract; and addressed to the Authority's Controller, marked "Attention: Accounts Payable," at the designated payment office.

(j)(1) "Receipt of an invoice" means:

(i) if the payment is one for which an invoice is required, the later of:

(a) the date on which a proper invoice is actually received in the designated payment office during normal business hours; or

(b) the date by which, during normal business hours, the Authority has actually received all the purchased goods, property or services covered by a proper invoice previously received in the designated payment office.

(ii) if a contract provides that a payment will be made on a specific date or at a predetermined interval, without having to submit a written invoice the 30th calendar day, excluding legal holidays, before the date so specified or predetermined.

(2) For purposes of this subdivision, if the contract requires a multifaceted, completed or working system, or delivery of no less than a specified quantity of goods, property or services and only a portion of such systems or less than the required goods, property or services are working, completed or delivered, even though the Contractor has invoiced the Authority for the portion working, completed or delivered, the Authority will not be in receipt of an invoice until the specified minimum amount of the systems, goods, property or services are working, completed or delivered.

(k) "Set-off" means the reduction by the Authority of a payment due a contractor by an amount equal to the amount of an unpaid legally enforceable debt owed by the contractor to the Authority.

Section 504.3 Prompt payment schedule. Except as otherwise provided by law or regulation or in Sections 504.4 and 504.5 of this Part, the date of payment by the Authority of an amount properly due and owing under a contract shall be no later than 30 calendar days, excluding legal holidays, after such receipt.

Section 504.4 Payment procedures. (a) Unless otherwise specified by a contract provision, a proper invoice submitted by the contractor to the designated payment office shall be required to initiate payment for goods, property or services. As soon as any invoice is received in the designated payment office during normal business hours, such invoice shall be date-stamped. The invoice shall then promptly be reviewed by the Authority.

(b) The Authority shall notify the contractor within 15 calendar days after receipt of an invoice of:

(1) any defects in the delivered goods, property or services;

(2) any defects in the invoice; and

(3) suspected improprieties of any kind.

(c) The existence of any defects or suspected improprieties shall prevent the commencement of the time period specified in Section 504.3 until any such defects or improprieties are corrected or otherwise resolved.

(d) If the Authority fails to notify a contractor of a defect or impropriety within the fifteen calendar day period specified in subdivision (b) of this section, the sole effect shall be

that the number of days allowed for payment shall be reduced by the number of days between the 15th day and the day that notification was transmitted to the contractor. If the Authority fails to provide reasonable grounds for its contention that a defect or impropriety exists, the sole effect shall be that the payment due date shall be calculated using the original date of receipt of an invoice.

(e) In the absence of any defect or suspected impropriety, or upon satisfactory correction or resolution of a defect or suspected impropriety, the Authority shall make payment, consistent with any such correction or resolution and the provisions of this Part.

Section 504.5 Exceptions and extension of payment due date. The Authority has determined that, notwithstanding the provisions of Sections 504.3 and 504.4 of this Part, any of the following facts or circumstances, which may occur concurrently or consecutively, reasonably justify extension of the payment due date:

(a) If the case of a payment which a contract provides will be made on a specific date or at a predetermined interval, without having to submit a written invoice, if any documentation, supporting data, performance verification, or notice specifically required by the contract or other State or Federal mandate has not been submitted to the Authority on a timely basis, then the payment due date shall be extended by the number of calendar days from the date by which all such matter was to be submitted to the Authority and the date when the Authority has actually received such matter.

(b) If an inspection or testing period, performance verification, audit or other review or documentation independent of the contractor is specifically required by the contract or by other State or Federal mandate, whether to be performed by or on behalf of the Authority or another entity, or is specifically permitted by the contract or by other State or Federal provision and the Authority or other entity with the right to do so elects to have such activity or documentation undertaken, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when any such activity or documentation has been completed, the Authority has actually received the results of such activity or documentation conducted by another entity, and any deficiencies identified or issues raised as a result of such activity or documentation have been corrected or otherwise resolved.

(c) If an invoice must be examined by a State or Federal agency, or by another party contributing to the funding of the contract, prior to payment, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when the State or Federal agency, or other contributing party to the contract, has completed the inspection, advised the Authority of the

results of the inspection, and any deficiencies identified or issues raised as a result of such inspection have been corrected or otherwise resolved.

(d) If appropriated funds from which payment is to be made have not yet been appropriated or, if appropriated, not yet been made available to the Authority, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when such funds are made available to the Authority.

Section 504.6 Interest eligibility and computation. If the Authority fails to make prompt payment, the Authority shall pay interest to a contractor on the payment when such interest computed as provided herein is equal to or more than ten dollars. Interest shall be computed and accrue at the daily rate in effect on the date of payment, as set by the New York State Tax Commission for corporate taxes pursuant to Section 1096(e)(1) of the Tax Law. Interest on such a payment shall be computed for the period beginning on the day after the payment due date and ending on the date of payment.

Section 504.7 Sources of funds to pay interest. Any interest payable by the Authority pursuant to this Part shall be paid only from the same accounts, funds, or appropriations that are lawfully available to make the related contract payment.

Section 504.8 Incorporation of prompt payment policy statement into contracts. The provisions of this Part in effect at the time of the creation of a contract shall be incorporated into and made a part of such contract and shall apply to all payments as they become due and owing pursuant to the terms and conditions of such contract, notwithstanding that the Authority may subsequently amend this Part by further rulemaking.

Section 504.9 Notice of objection. Unless a different procedure is specifically prescribed in a contract, a contractor may object to any action taken by the Authority pursuant to this Part which prevents the commencement of the time in which interest will be paid by submitting a written notice of objection to the Authority. Such notice shall be signed and dated and concisely and clearly set forth the basis for the objection and be addressed to the Vice President, New York State Energy Research and Development Authority, at the address set forth in Section 504.2(e). The Vice President of the Authority, or his or her designee, shall review the objection for purposes of affirming or modifying the Authority's action. Within 15 working days of the receipt of the objection, the Vice President, or his or her designee, shall notify the contractor either that the Authority's action is affirmed or that it is modified or that, due to the complexity of the issue, additional time is needed to conduct the review; provided, however, in no event shall the extended review period exceed 30 working days.

Section 504.10 Judicial Review. Any determination made by the Authority pursuant to this Part which prevents the commencement of the time in which interest will be paid is subject to judicial review in a proceeding pursuant to Article 78 of the Civil Practice Law and

Rules. Such proceedings shall only be commenced upon completion of the review procedure specified in Section 504.9 of this Part or any other review procedure that may be specified in the contract or by other law, rule, or regulation.

Section 504.11 Court action or other legal processes. (a) Notwithstanding any other law to the contrary, the liability of the Authority to make an interest payment to a contractor pursuant to this Part shall not extend beyond the date of a notice of intention to file a claim, the date of a notice of a claim, or the date commencing a legal action for the payment of such interest, whichever occurs first.

(b) With respect to the court action or other legal processes referred to in subdivision (a) of this section, any interest obligation incurred by the Authority after the date specified therein pursuant to any provision of law other than Public Authorities Law Section 2880 shall be determined as prescribed by such separate provision of law, shall be paid as directed by the court, and shall be paid from any source of funds available for that purpose.

Section 504.12 Amendments. These regulations may be amended by resolution of the Authority, provided that the Chair, upon written notice to the other Members of the Authority, may from time to time promulgate nonmaterial amendments of these regulations.